Exhibit 99.1

Howard Clabo (editorial/media) 408.223.5864 Michael Sullivan (financial community) 408.986.7977

Applied Materials Announces the Retirement of Franz Janker,

Executive Vice President, Corporate Account Management

SANTA CLARA, Calif., July 10, 2010 – Applied Materials, Inc. (Nasdaq: AMAT) today announced the retirement of Franz Janker, executive vice president, Corporate Account Management, effective on July 30, 2010, after 28 years in sales and marketing roles with the company.

“Franz has been integral to Applied’s growth and success through his leadership of our global sales and marketing organization and management of strategic relationships with key customers,” said Mike Splinter, chairman and CEO of Applied Materials. “We are grateful to Franz for his many contributions over the last 28 years, including his recent leadership in realigning our global sales teams into the business units.”

Janker has served as executive vice president, Corporate Account Management, since September 2009. Since joining Applied Materials in 1982, Janker has held various sales and marketing management positions in the United States and Europe, including executive vice president, Sales and Marketing; senior vice president, Global Operations and Corporate Marketing; and group vice president, Corporate Marketing and Business Management.

Applied Materials, Inc. is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, service and software products for the fabrication of semiconductor chips, flat panel displays, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply nanomanufacturing technology to improve the way people live. Learn more at www.appliedmaterials.com.

# # #